Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRT Realty Trust and Subsidiaries
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-190686, 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-101681, 333-104461, 333-159903, 333-182044 and 333-210168 of BRT Realty Trust of our report dated March 18, 2016, relating to the statement of revenues and certain expenses of Civic Center I, located at 4740 Highway 51 N, Southhaven, MS for the year ended December 31, 2015, which appears in this Current Report on Form 8-K of BRT Realty Trust.

/s/ BDO USA, LLP

New York, New York
Date: March 18, 2016